Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share amounts, unless otherwise noted)

Introduction

The following unaudited pro forma condensed consolidated financial information of Chaparral Energy, Inc. and its subsidiaries (collectively, “we”, “our”, “us”, or the “Company”) gives effect to the Company’s Reorganization Plan, as described below, which became effective March 21, 2017 (the “Effective Date”) as well as the effect of fresh start accounting. These unaudited pro forma condensed consolidated financial statements are based on the Company’s historical consolidated financial statements. The unaudited pro forma condensed consolidated statements of operations are presented for the year ended December 31, 2016, and for the three months ended March 31, 2017. A pro forma balance sheet is not presented since the consolidated balance sheet as of March 31, 2017, disclosed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, reflects the transactions that have occurred herein. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2017, should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016 should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The unaudited pro forma condensed consolidated financial statements are for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Effective Date had occurred on the dates indicated, nor are such financial statements necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Reorganization Plan becoming effective and the adoption of fresh start accounting, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016 and the three months ended March 31, 2017, expected to have a continuing impact on the Company’s consolidated results.

Reorganization Plan

On May 9, 2016 (the “Petition Date”), Chaparral Energy, Inc. and its subsidiaries including Chaparral Energy, L.L.C., Chaparral Resources, L.L.C., Chaparral Real Estate, L.L.C., Chaparral CO2 , L.L.C., CEI Pipeline, L.L.C., CEI Acquisition, L.L.C., Green Country Supply, Inc., Chaparral Biofuels, L.L.C., Chaparral Exploration, L.L.C., Roadrunner Drilling, L.L.C. (collectively, the “Chapter 11 Subsidiaries” and, together with Chaparral Energy, Inc., the “Debtors”) filed voluntary petitions seeking relief under Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) commencing cases for relief under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”). On March 10, 2017 (the “Confirmation Date”), the Bankruptcy Court confirmed our Reorganization Plan and on the Effective Date, the Reorganization Plan became effective and we emerged from bankruptcy.

Pursuant to the terms of the Reorganization Plan, which was supported by us, certain lenders under our Prior Credit Facility (collectively, the “Lenders”) and certain holders of our Senior Notes (collectively, the “Noteholders”), the following transactions occurred on or around the Effective Date:

•	On or around the Effective Date, we issued 44,982,142 shares of common stock of the reorganized company (“New Common Stock”), which were the result of the transactions described below. We also entered into a stockholders agreement and a Registration Rights Agreement and amended our certificate of incorporation and bylaws for the authorization of the New Common Stock and to provide registration rights thereunder, among other corporate governance actions;

•	Our Predecessor common stock was cancelled, extinguished and discharged and the Predecessor equity holders did not receive any consideration in respect of their equity interests;

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share amounts, unless otherwise noted)

•	The $1,267,410 of indebtedness, including accrued interest, attributable to our Senior Notes were exchanged for New Common Stock. In addition, we issued or reserved shares of New Common Stock to be exchanged in settlement of $2,439 of certain general unsecured claims. In aggregate, the shares of New Common Stock issued or to be issued in settlement of the Senior Note and these general unsecured claims represented approximately 90% percent of outstanding Successor common shares;

•	We completed a rights offering backstopped by certain holders of our Senior Notes (the “Backstop Parties”) which generated $50,031 of gross proceeds. The rights offering resulted in the issuance of New Common Stock, representing approximately nine percent of outstanding Successor common shares, to holders of claims arising under the Senior Notes and to the Backstop Parties;

•	In connection with the rights offering described above, the Backstop Parties received approximately one percent of outstanding Successor common shares as a backstop fee;

•	Additional shares, representing seven percent of outstanding Successor common shares on a fully diluted basis, were authorized for issuance under a new management incentive plan;

•	Warrants to purchase 140,023 shares of New Common Stock were issued to Mr. Mark Fischer, our founder and former Chief Executive Officer, with an exercise price of $36.78 per share and expiring on June 30, 2018. The warrants were issued in exchange for consulting services provided by Mr. Fischer;

•	Our Prior Credit Facility, previously consisting of a senior secured revolving credit facility was restructured into a New Credit Facility consisting of a first-out revolving facility (“New Revolver”) and a second-out term loan (“New Term Loan”). On the Effective Date, the entire balance on the Prior Credit Facility in the amount of $444,440 was repaid while we received gross proceeds representing the opening balances on our New Revolver of $120,000 and a New Term Loan of $150,000;

•	We paid $6,954 for creditor-related professional fees and also funded a $11,000 segregated account for debtor-related professional fees in connection with the reorganization related transactions above;

•	Certain other priority or convenience class claims were paid in full in cash, reinstated or otherwise treated in a manner acceptable to the creditor claimholders;

•	Plaintiffs to one of our royalty owner litigation cases, which were identified as a separate class of creditors (Class 8) in our bankruptcy case, rejected the Reorganization Plan. If the claimants under Class 8 are permitted to file a class of proof claim on behalf of the putative class, certified on a class basis, and the plaintiffs ultimately prevail on the merits of their claims, any liability arising under judgment or settlement of the claims would be satisfied through issuance of Successor common shares.

Fresh start accounting

Upon emergence from bankruptcy, we qualified for and applied fresh start accounting to our financial statements as (i) the holders of existing voting shares of the Company prior to its emergence received less than 50% of the voting shares of the Company outstanding following its emergence from bankruptcy and (ii) the reorganization value of our assets immediately prior to confirmation of the Reorganization Plan was less than the post-petition liabilities and allowed claims.

Reorganization value represents the fair value of the Company’s total assets prior to the consideration of liabilities and is intended to approximate the amount a willing buyer would pay for the Company’s assets immediately after restructuring. The reorganization value was allocated to the Company’s individual assets based on their estimated fair values.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share amounts, unless otherwise noted)

The Company’s reorganization value was derived from enterprise value. Enterprise value represents the estimated fair value of an entity’s long-term debt and equity. The enterprise value of the Company on the Effective Date, as approved by the Bankruptcy Court in support of the Plan, was estimated to be within a range of $1,050,000 to $1,350,000 with a mid-point value of $1,200,000. Based upon the various estimates and assumptions necessary for fresh start accounting, the estimated enterprise value was determined to be $1,200,000 before consideration of cash and cash equivalents and outstanding debt at the Effective Date. As a result, the reorganization value was determined to be $1,392,112 which was allocated to our individual assets based on their estimated fair values. For purposes of the accompanying unaudited pro forma condensed consolidated statements of operations, the Company utilized its estimated enterprise value of $1,200,000, which was determined as of the Effective Date, and applied such enterprise value as of January 1, 2016. Preparation of an actual valuation with assumptions and economic data as of January 1, 2016 would likely result in an enterprise value that is materially different than such valuation as of the Effective Date. The intent of the unaudited pro forma condensed consolidated statements of operations is to illustrate the effects of the Company’s Reorganization Plan and adoption of fresh start accounting based on the underlying economic factors as of the Effective Date.

The Company’s principal assets are its oil and gas properties, which are accounted for under the full cost method of accounting. The oil and gas properties include proved reserves and unevaluated leasehold acreage. With the assistance of valuation consultants, the Company estimated the fair value of its oil and gas properties based on the discounted cash flows expected to be generated from these assets. The computations were based on market conditions and reserves in place as of the Effective Date. Among the significant changes to the value of assets as a result of fresh start accounting include:

•	$559,535 increase in our unevaluated oil and gas properties primarily to capture the value of multiple unevaluated completion zones of our acreage in our STACK resource play to a carrying value of $585,574;

•	$59,815 increase in our proved oil and gas properties to a carrying value of $604,065; and

•	$18,987 increase in other property and equipment to a carrying value of $57,378.

Pro forma adjustments shown within the “Fresh Start Adjustments” column of the accompanying unaudited pro forma condensed consolidated statements of operations give effect to the application of fresh start accounting assuming effectiveness of the Reorganization Plan had occurred on January 1, 2016.

Chaparral Energy, Inc. and subsidiaries

Unaudited pro forma condensed consolidated statements of operations

For the three months ended March 31, 2017

			Pro Forma Adjustments					Pro Forma
	Historical	Historical	Reorganization		Fresh start			Condensed
(in thousands)	Successor	Predecessor	Adjustments		Adjustments			Consolidated
Revenues—commodity sales	$7,808	$66,531	$—		$—			$74,339
Costs and expenses:
Lease operating	4,259	19,941	(1,646)	a	—			22,554
Transportation and processing	361	2,034	—		—			2,395
Production taxes	316	2,417	—		—			2,733
Depreciation, depletion and amortization	3,414	24,915	—		615	b		28,944
General and administrative	5,744	6,843	(4,182)	a				8,405
Cost reduction initiatives	6	629	—		—			635

Total costs and expenses	14,100	56,779	(5,828)		615			65,666

Operating (loss) income	(6,292)	9,752	5,828		(615)			8,673
Non-operating (expense) income:
Interest expense	(650)	(5,862)	1,665	d	—			(4,847)
Derivative (losses) gains	(12,115)	48,006	—		—			35,891
Other (expense) income, net	(5)	1,373	—		—			1,368

Net non-operating (expense) income	(12,770)	43,517	1,665		—			32,412
Reorganization items, net	(620)	988,727	(347,043)	f	(641,684)	g		(620)

(Loss) income before income taxes	(19,682)	1,041,996	(339,550)		(642,299)			40,465
Income tax expense	1	37	—	h	—			38

Net (loss) income	$(19,683)	$1,041,959	$(339,550)		$(642,299)			$40,427

Basic and diluted net income per share							i	$0.90
Basic and diluted weighted average number of common shares outstanding							i	44,982,142

Chaparral Energy, Inc. and subsidiaries

Unaudited pro forma condensed consolidated statements of operations

For the year ended December 31, 2016

		Pro Forma Adjustments				Pro Forma
	Historical	Reorganization		Fresh Start		Condensed
(in thousands)	Predecessor	Adjustments		Adjustments		Consolidated
Revenues—commodity sales	$252,152	$—		$—		$252,152
Costs and expenses:
Lease operating	90,533	1,646	a	—		92,179
Transportation and processing	8,845	—		—		8,845
Production taxes	9,610	—		—		9,610
Depreciation, depletion and amortization	122,928	—		6,833	b	129,761
Loss on impairment of oil and gas assets	281,079	—		—		281,079
Loss on impairment of other assets	1,393	—		—		1,393
General and administrative	20,953	4,182	a	—		25,135
Liability management	9,396	(9,396)	c	—		—
Cost reduction initiatives	2,879	—		—		2,879

Total costs and expenses	547,616	(3,568)		6,833		550,881

Operating (loss) income	(295,464)	3,568		(6,833)		(298,729)
Non-operating (expense) income:
Interest expense	(64,242)	43,937	d	—		(20,305)
Derivative (losses) gains	(22,837)	—		—		(22,837)
Write-off of Senior Note issuance costs, discount and premium	(16,970)	16,970	e	—		—
Other income, net	411	—		—		411

Net non-operating (expense) income	(103,638)	60,907		—		(42,731)
Reorganization items, net	(16,720)	16,720	f	—		—

(Loss) income before income taxes	(415,822)	81,195		(6,833)		(341,460)
Income tax benefit	(102)	—	h	—		(102)

Net (loss) income	$(415,720)	$81,195		$(6,833)		$(341,358)

Basic and diluted net income per share					i	$(7.59)
Basic and diluted weighted average number of common shares outstanding					i	44,982,142

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share amounts, unless otherwise noted)

Basis of Presentation

The accompanying unaudited pro forma condensed consolidated statements of operations and explanatory notes present the operating results of Chaparral Energy, Inc. assuming the Reorganization Plan had occurred on January 1, 2016.

The unaudited pro forma condensed consolidated statement of operations are for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Reorganization Plan had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Reorganization Plan becoming effective and the adoption of fresh start accounting, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016 and the three months ended March 31, 2017, expected to have a continuing impact on the Company’s consolidated results

The following are descriptions of the columns included in the accompanying unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations:

Historical Predecessor — Represents historical condensed consolidated statements of operations of the Company for the year ended December 31, 2016 and the period from January 1 to March 21, 2017.

Historical Successor — Represents historical condensed consolidated statements of operations of the Company for the period from March 22 to March 31, 2017.

Pro Forma Adjustments — Represents the required adjustments to the condensed consolidated statements of operations assuming the Reorganization Plan occurred on January 1, 2016.

1. Pro Forma Adjustments

(a)	Bonus adjustment

Provisions set by the Bankruptcy Court during the pendency of our bankruptcy prevented us from paying bonuses in the ordinary course of business. Pursuant to these provisions, we did not accrue bonuses during 2016 and during the entire pendency of our bankruptcy within our historical statements of operations. Upon emergence, we recognized expense for the entire amount of our 2016 fiscal year bonus (paid in March 2017) as well as accrued a pro rata portion of our 2017 fiscal year bonus reflecting the first three months of 2017. Bonus expense is reflected in “lease operating” and “general and administrative” expense. The adjustment removes the impact of the bonus attributable to 2016 from the 2017 historical results and records them in the 2016 fiscal year.

(b)	Depreciation, depletion and amortization

The adjustment to oil and natural gas DD&A represents a depletion rate of $12.94 per Boe calculated using the depletable costs and reserve estimates updated for fresh start accounting after the Company’s emergence from bankruptcy. The Company did not adjust impairment expense as a result of this depletion adjustment. The adjustment to property and equipment DD&A represents depreciation on the fresh start basis of property and equipment and the impact or revisions in remaining useful lives. The adjustment to accretion on asset retirement obligation represents accretion on the fresh start beginning balance of asset retirement obligations utilizing updated credit adjusted risk free rates that were applied upon adoption of fresh start accounting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share amounts, unless otherwise noted)

	Three months ended	Year ended
(in thousands)	March 31, 2017	December 31, 2016
Pro forma change to oil and natural gas DD&A	$941	$3,670
Pro forma change to property and equipment DD&A	(18)	2,879
Pro forma change to accretion on asset retirement obligations	(308)	284

Total pro forma adjustment to DD&A	$615	$6,833

(c)	Liability management

Liability management expense includes third party legal and professional service fees incurred from our activities to restructure our debt and in preparation for our bankruptcy petition. As a result of our Chapter 11 petition, such expenses, to the extent that they are incremental and directly related to our bankruptcy reorganization, are reflected in “Reorganization items” in our consolidated statements of operations. The adjustment removes these expenses.

(d)	Interest expense

Expense is decreased to eliminate interest expense from the Prior Credit Facility and Senior Notes which also includes expense associated with bank fees, letter of credit fees, and amortization of issuance costs, discounts and premiums related to these facilities. This is partially offset by interest expense on our New Revolver and New Term Loan including estimated fees and related amortization of issuance costs and discount. Capitalized interest is also adjusted to reflect the revised debt balances and carrying value of purchased unevaluated oil and natural gas assets.

Three months ended
(in thousands)	March 31, 2017
Prior Credit Facility, including fees and amortization of issuance costs	(5,850)
New Term Loan, including amortization of discount	2,865
New Revolver, including fees and amortization of issuance costs	1,374
Adjustment to capitalized interest	(54)

Pro forma decrease to interest expense	$(1,665)

Year ended
(in thousands)	December 31. 2016
Senior Notes, including amortization of issuance costs, premium and discount	$(37,048)
Prior Credit Facility, including fees and amortization of issuance costs	(27,329)
New Term Loan, including amortization of discount	13,325
New Revolver, including fees and amortization of issuance costs	6,404
Adjustment to capitalized interest	711

Pro forma decrease to interest expense	$(43,937)

(e)	Write-off of Senior Note issuance costs, discount and premium

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share amounts, unless otherwise noted)

In March 2016 we wrote off the remaining unamortized issuance costs, premium and discount related to our Senior Notes for a net charge of $16,970. These deferred items are typically amortized over the life of the corresponding bond. However, as a result of not paying the interest due on our 2021 Senior Notes by the end of our grace period on March 31, 2016, we triggered an Event of Default on our Senior Notes. While uncured, the Event of Default effectively allowed the lender to demand immediate repayment, thus shortening the life of our Senior Notes. As a result, we wrote off the remaining balance of unamortized issuance costs, premium and discount on March 31, 2016. The adjustment removed the write-off.

(f)	Reorganization items

Reorganization items reflect, where applicable, post-petition revenues, expenses, gains and losses that are direct and incremental as a result of the reorganization of the business. This also includes the gain recognized upon settlement of liabilities subject to compromise. The reorganization items below are nonrecurring and therefore removed.

	Predecessor
	Period from January 1, 2017	For the year ended
	through	December 31,
(in thousands)	March 21, 2017	2016
Gains on the settlement of liabilities subject to compromise	$(372,093)	$—
Professional fees	18,790	15,484
Rejection of employment contracts	4,573	—
Claims for non-performance of executory contracts	—	1,236
Write off unamortized issuance costs on Prior Credit Facility	1,687	—

Total reorganization items	$(347,043)	$16,720

The gain on settlement of liabilities subject to compromise was calculated as follows:

Senior Notes including interest	$1,267,410
Accounts payable and accrued liabilities	6,687
Accrued payroll and benefits payable	3,949
Revenue distribution payable	3,050

Total liabilities subject to compromise	1,281,096
Amounts settled in cash, reinstated or otherwise reserved at emergence	(10,089)
Fair value of equity issued in settlement of Senior Notes and certain general unsecured creditors	(898,914)

Gain on settlement of liabilities subject to compromise	$372,093

(g)	Fresh start fair value adjustment

The adjustment removes the nonrecurring gain from the fresh start fair value adjustment to the Company’s assets and liabilities as follows:

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share amounts, unless otherwise noted)

(in thousands)
Fresh start adjustment on property and equipment	$18,987
Fresh start adjustment on proved oil and natural gas assets	59,815
Fresh start adjustment on unevaluated oil and natural gas assets	559,535
Fresh start adjustment on other assets	590
Fresh start adjustment on asset retirement obligations	2,757

Total fresh start accounting gain to be reversed	$641,684

(h)	Income tax expense

The Company’s historical income taxes expense during the Successor and Predecessor periods in 2017 as well as during the Predecessor 12 months ended December 31, 2016, reflect its obligation for Texas margin tax on gross revenues less certain deductions, and therefore do not fluctuate relative to the other components of net income. The Company currently has sufficient net operating loss carryforwards to offset any pro forma net income contemplated herein although the net operating loss carryforwards are currently fully offset by a valuation allowance. Similarly, deferred tax assets that arise from any pro forma contemplated net losses will be subject to a full valuation allowance. Therefore no pro forma adjustments to income tax expense are necessary.

(i)	Earnings per share

The Company has not historically presented earnings per share since its common stock did not previously trade in a public market either on a stock exchange or in the over-the-counter market. However, the OTCQB tier of the OTC Markets Group Inc. began quoting the Company’s Class A common stock on May 26, 2017 under the symbol “CHPE”. From May 18, 2017 through May 25, 2017, the Company’s Class A common stock was quoted on the OTC Pink market place under the symbol “CHHP”. The Company’s Class B common stock is not listed or quoted on the OTCQB or any other stock exchange or quotation system. Pro forma earnings per share is presented based on the 44,982,142 shares that were issued pursuant to the Company’s Reorganization Plan. Potentially dilutive securities currently outstanding consists of warrants to purchase common stock at an exercise price of $36.78 per share which would have been antidulutive based on average trading prices since the Company’s common stock began trading on the over-counter market.

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